EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of incorporation or Organization

Syntel Limited	India

Syntel Europe Limited	England

Intellisourcing, SARL	France

Syntel Deutschland GmbH	Germany

Syntel (Singapore) PTE Limited	Singapore

Syntel Canada Inc.	Canada

Syntel (Hong Kong) Limited	Hong Kong

Syntel (Mauritius) Limited	Mauritius

Syntel (Australia) Pty. Ltd.	Australia

SkillBay LLC	Michigan

Syntel Delaware, LLC	Delaware

Syntel Global Private Limited	India

Syntel International Private Limited	India

State Street Syntel Services (Mauritius) Limited	Mauritius

State Street Syntel Services Private Limited	India

Syntel Consulting Inc.	Michigan

Syntel Services Private Limited	India

Syntel Holding (Mauritius) Limited	Mauritius

Syntel Worldwide (Mauritius) Limited	Mauritius

Syntel Solutions (Mauritius) Limited	Mauritius

Syntel Solutions (India) Private Limited	India

Syntel Solutions BV	Netherlands

Syntel Infotech, Inc.	Philippines

Syntel Switzerland GmbH	Switzerland